Exhibit 99.1

FOR IMMEDIATE RELEASE	TSX: CTI & OTCBB: CHKT

CHEMOKINE THERAPEUTICS TO PRESENT PHASE 1 CLINICAL DATA AT THE
2006 BLOOD AND BONE MARROW TRANSPLANTATION CONFERENCE

Vancouver, BC (January 9, 2006) – Chemokine Therapeutics Corp. (the Company) (TSX: CTI; OTCBB: CHKT), a biotechnology company developing drugs in the field of chemokines, today announced that the 2006 Blood and Marrow Transplantation Tandem Meetings has accepted the results of the first phase I study of Chemokine Therapeutics' second lead drug candidate product, CTCE-0214 for public presentation at the 2006 Annual Meeting in Honolulu, Hawaii. Chemokine’s drug CTCE-0214 is designed to mobilize white blood cells and stem cells for patients with low white blood cell count and those requiring stem cell transplantation. The text of the presentation is available through the American Society for Blood and Marrow Transplantation website at www.asbmt.org.

Further information from the phase I study that was previously announced by the Company will be presented at the Blood and Bone Marrow Transplantation Tandem Meetings on Sunday, February 19, 2006.

As a result of the promising data obtained from the initial study, the Company has launched a phase Ib study to evaluate the safety and preliminary efficacy of the drug. The Company has commenced dosing subjects in the first of a three-stage protocol that will include at least 50 volunteers. The study will allow the Company to evaluate the safety, pharmacodynamics, and pharmacokinetic profile of CTCE-0214 as a single injection, multi-dose, and in combination with granulocyte colony stimulating factor (G-CSF). The study will provide direction for further development and the potential benefit to patients requiring rapid immune system cells recovery as well as those requiring stem cell transplantation.

"Neutropenia has been recognized as a major risk factor for the development of infections in cancer patients undergoing chemotherapy. With more than 200,000 patients requiring immune stimulators during the course of chemotherapy treatment, effective strategies in addition to
G-CSF are needed to prevent and manage infectious complications in neutropenic cancer patients.” said Dr. Hassan Salari, President and CEO of Chemokine Therapeutics Corp.

About CTCE-0214

CTCE-0214 is a stable peptide agonist of stromal cell-derived factor-1 (SDF-1), a key signaling molecule in the proliferation, homing, engraftment and expansion of hematopoietic stem cells and white blood cells. SDF-1 is also believed to work as a traffic controller for infection-fighting white blood cells and progenitor cell migration providing an essential function to combat immunosuppression. CTCE-0214, based on Chemokine’s preclinical research, mimics the activity of the natural chemokine SDF-1 by increasing the level of white blood cells (neutrophils), bleeding prevention cells (platelets) and stem cells (primitive blood forming cells) in the blood.

About Chemokine Therapeutics Corp. (TSX: CTI, OTCBB: CHKT)

Chemokine Therapeutics is a product-focused biotechnology company developing drugs that harness the therapeutic potential of stem cells through chemokine pathways. Chemokines are a class of proteins which signal biological responses from stem cells that play a critical role in the growth, differentiation, and maturation of cells necessary for fighting infection, as well as tissue repair and regeneration.  Stem cells are the master primitive cells that give rise to all of the cells and organs in the body. Chemokines are one of the major mediators of stem cell activity including stem cell growth, differentiation and maturation. Chemokine Therapeutics is a leader in research in this field. The Company has five products with two lead product candidates in clinical trials; CTCE-0214, for enhancing the immune system, and CTCE-9908, to prevent the spread of cancer and its continued growth. For more information, please visit its website at www.chemokine.net.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:  Statements in this document regarding managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made.  For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words "believes", "anticipates", "plans", "intends", "will", "should", "expects", "projects", and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the availability of government and insurance reimbursements for the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel and other risks detailed from time-to-time in the Company's public disclosure documents and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:

Corporate Contact: Frederica Bell Director, Investor Relations Chemokine Therapeutics Corp. (604)827-3131 fbell@chemokine.net	Michael Wachs Public Relations CEOcast, Inc (212) 732-4300 mwachs@ceocast.com